Exhibit 10.23

EMPLOYMENT AGREEMENT

This employment agreement is made and entered into as of October 11, 2010 by and between Inventure Foods, Inc., a Delaware corporation, and Brian Foster, executive.

Whereas Executive is not currently employed with the Company and the Company desires to employ the services of the Executive, and Executive desires to be employed by the Company, on the terms and conditions of this agreement.

The effective date of the agreement shall commence on the effective date as stated above and will continue until this agreement is terminated upon written notice by either party as set forth below, for any reason whatsoever, this being an “at-will” employment agreement.  Agreement shall govern the amount of any compensation to be paid to Executive upon termination of this Agreement and his/her employment.

Now therefore in consideration of the promises and the mutual covenants and agreements set forth herein the Company and Executive intending to be legally bound, hereby agree as follows:

Employment Separation:                               The Company agrees that in the event Executive’s employment and this Agreement are terminated “with-out” cause, the Company shall pay to Executive, as a severance allowance, the following amounts, the Executive’s Base Salary for the four (4) month period following the date of termination, paid on the Company’s regular paydays throughout that 4 month period.  In addition the Executive will remain on the company provided benefit program for the same 4 month period with all applicable employee contributions as if employee were still an active employee, but no other compensation of any kind.

Change of Control:                                                               The Company agrees that in the event that there is a change of ownership control that results in the loss of employment for the Executive the company agrees to pay to Executive, as a severance allowance, the following amounts, the Executive’s Base Salary for the four (4) month period following the date of change of control that results in loss of employment, paid on the Company’s regular paydays throughout that 4 month period.  In addition, the Executive will remain on the company provided benefit program for the same 4 month period with all applicable employee contributions as if employee were still an active employee, but no other compensation of any kind.

Termination:

Disability:                                         At the company’s election, Executive’s employment and this Agreement shall terminate upon Executive’s becoming totally or permanently disabled for a period of ninety (90) days or more in any twelve (12) month period.  For purposes of this Agreement, the term “totally or permanently disabled” or total or permanent disability means Executive’s inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his/her assigned duties under this Agreement.  A reasonable determination by the Company of the existence of a disability shall be conclusive for all purposes hereunder.  In making such determination of disability, the Company may utilize such advice and consultation as the Company deems appropriate, but there is no requirement of procedure or formality associated with the making of a determination of disability.

Death:  Executive’s employment and this Agreement shall terminate immediately upon the death of the Executive.

Termination for Cause:  The Company may terminate Executive’s employment and this Agreement at any time for “Cause” (as hereinafter defined) immediately upon written notice to Executive.  As used herein, the term “Cause” shall mean a determination in good faith by the Company of one or more of the following by Executive:

Committed a criminal act or a single act of fraud, embezzlement, theft, breach of trust, or other act of gross misconduct;

Been arraigned, indicted, formally charged, or convicted of any felony or any crime involving dishonesty, fraud, theft, or moral turpitude, whether or not related to Executive’s employment with the Company;

Been arraigned, indicted, formally charged, or convicted of any crime of offense that, in reasonable good faith judgment of the Company, has or could materially damage the reputation of the Company or would materially interfere with Executive’s performance of services to the Company;

Willful misconduct or gross negligence with regard to the Company having a material adverse affect on the Company;

Violated any material written Company policy or rules of the Company, after notice from the Company and a reasonable opportunity to cure (if deemed curable by the Company in its sole discretion) not to exceed fifteen (15) days;

Refused to, or failed to attempt in good faith to, perform the Executive’s duties or to follow the written directions given to Executive by the Board or the Chief Executive Officer, or the Chief Operating Officer, after written notice from the Company and a reasonable opportunity to cure (if deemed curable by the Company in its sole discretion) not to exceed fifteen (15) days; or

Breached any covenant or obligation under this Agreement or other agreement with the Company, after written notice from the Company and a reasonable opportunity to cure (if deemed curable by the Company in its sole discretion) not to exceed fifteen (15) days.

Resignation:                            Executive’s employment and this Agreement shall terminate on the earlier of the date that is one (1) month following the written submission of Executive’s resignation to the Company or the date such resignation is accepted by the Company.

Non-Disclosure Obligations:  Executive shall not at any time, during or after the Term of this Agreement, without the express written consent of an officer of the Company, publish, disclose, or divulge to any person, firm or corporation, or use directly or indirectly for the Executive’s own benefit or for the benefit of any person, firm, corporation or entity other than the Company, any “Trade Secrets” of the Company.

“Trade Secrets” means information that is not generally known about the company or its business, including without limitation about its products, recipes, projects, designs, development or experimental work, computer programs, data bases, know-how, processes, customers, suppliers, business plans, marketing plans and strategies, financial or personnel information, and information obtained from third parties under confidentiality agreements.

Non-Competition Obligations:  Executive acknowledges the substantial amount of time, money and effort that the Company has spent and will spend in developing its products and other strategically important information and agrees that during the Non-Competition Period, Executive will not, alone or with others, directly or indirectly, as an employee agent, consultant, advisor, owner, manager, lender, officer, director, employee, partner, stockholder, or otherwise, engage in any “Restricted Field” activities in the Business Territory, nor have any such relationship with any person or entity that engages in “Restricted Field” activities in the Business Territory.

“Restricted Field” means the business of manufacturing, developing, marketing, products in any market, and/or directly competing in the “salted snack” category.

Non-Competition Period means a period of 3 months after the termination of Executive’s employment with the Company.

Agreement Not to Solicit Employees:                                         Executive agrees that during the Executive’s employment with the Company hereunder and during the Non-Solicitation Period, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on the behalf of others solicit, divert, or hire away, or attempt to solicit, divert, or hire away any person then employed by the Company, nor encourage anyone to leave the Company’s employ.

Non-Solicitation Period means a period of 12 months after the termination of Executive’s employment with the Company.

Non-Disparagement:  Executive agrees that during Executive’s employment with the Company hereunder and thereafter, he/she will not, either directly or indirectly, disparage, defame, or besmirch the reputation, character, or image of the Company or its products, services, employees, directors, or officers.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set above:

“Company”                             Inventure Foods, Inc

/s/ Kirk Roles
By:	Kirk Roles

Title:	V.P. Human Resources

“Executive”:	/s/ Brian Foster
Brian Foster